Exhibit 99

Dear Shareholder:

Enterprise Bancorp, Inc. reported net income for the quarter ended June 30, 2005 of $1.981 million compared to $1.744 million for the same three-month period in 2004, an increase of 14%. Diluted earnings per share were $0.52 for the second quarter compared to $0.46 for second quarter 2004, an increase of 13%.  Net income for the six months ended June 30, 2005 amounted to $3.832 million compared to $3.459 million for the same period in 2004, an increase of 11%. Diluted earnings per share were $1.00 for the six months ended June 30, 2005 compared to $0.91 for the same period in 2004, an increase of 10%. The increases in net income over the prior-year periods were due primarily to the increases in net interest income and reductions in the provision for loan losses, partially offset by increases in non-interest expense and declines in non-interest income.

The 2005 results, for both the second quarter and year-to-date periods, continued to benefit from increases in net interest income, which posted growth of 23% and 19% over the respective 2004 quarter and year-to-date periods. The increases in net interest income were due primarily to growth in the loan portfolio and the increase in net interest margin due to increases in market interest rates. The provision for loan losses was $275 thousand and $475 thousand for the three and six months of 2005, respectively, compared to $300 thousand and $1.050 million for the respective 2004 periods. The provision for loan losses reflects management’s assessment of the adequacy of the allowance for loan losses to support the estimated credit risk inherent in the loan portfolio, including the level of charge-offs during the period.  Net charge-offs in the first six months of 2005 were $6 thousand as compared to net charge-offs of $622 thousand in the first six months of 2004. The increases in non-interest expense over the prior year reflect the company’s ongoing growth and strategic initiatives, including our 2004 branch expansion into the new markets of Andover, MA and Salem, NH, as well as increases in professional costs associated with the financial reporting requirements of the Sarbanes-Oxley Act. Non-interest income declined for the current quarter and six-month period over the same periods last year primarily due to the higher level of net gains realized on the sales of investment securities and residential mortgage loans in the first quarter of 2004, and a reduction in deposit-servicing fee income in the 2005 periods. The reduction in deposit-servicing fee income was due primarily to the higher earnings credit rates paid on business checking accounts, which offset the service charges assessed.

Total assets amounted to $898.6 million at June 30, 2005, an increase of 11% over June 30, 2004.  Total loans increased 18% over the prior year, to $624.6 million at June 30, 2005.  Deposits totaled $804.6 million, an increase of 9%, compared to June 30, 2004 levels.  Total assets under management increased 7% since June 30, 2004, and amounted to $1.324 billion at June 30, 2005.

Our bank reached another milestone during the second quarter when Enterprise was listed in the “top 10” largest commercial banks in Massachusetts (up from #12), and also appeared for the first time in the listing of the “top 150” public companies in the state, according to statistics compiled by the Boston Business Journal (May 13, 2005).  Most of the companies that appear in these listings have been in existence for many years in contrast to our short 16-year history.  Considering our NASDAQ listing in February, 2005, to date, this year has indeed been one of accomplishment at our bank.

Our branch network continues to expand providing new opportunities for business development along all business lines of the bank.  Our Salem office, in operation just six months, has steadily attracted new business relationships in the Southern New Hampshire area, thus expanding our outreach into attractive new markets.  Aggressive calling efforts began in the early spring in the Tewksbury/Wilmington area in preparation for our 1120 Main Street, (Route 38) Tewksbury branch, which opened on July 13. Our newly-constructed office has been very well received by the Tewksbury business community.  Official Grand-Opening ceremonies will be held on September 8, 2005.  Tewksbury is a market very familiar to our bank.  We have strong business and civic ties in the community, and we’re optimistic about the potential this new location provides. On June 14, the bank hosted a business development reception at Andover Country Club for area professionals, including attorneys and accountants.  Business leaders from throughout the Merrimack Valley joined us to hear brief remarks on the regional economy delivered by nationally-recognized economist Dr. James Howell, Ph.D.  (Dr. Howell also shares a twice-monthly commentary on economic trends on our web site www.ebtc.com).  The evening provided us a special opportunity to express our appreciation to area business leaders, and to reaffirm our deep commitment to offer each commercial customer and prospect personalized, responsive financial services focused on their business and personal needs.

Civic involvement remains a cornerstone of Enterprise Bank’s success.  Thus far in 2005, our employees have provided hundreds of volunteer hours supporting the efforts of many non-profits.  In May,  Director Walter L. Armstrong was recognized at The Merrimack Valley Catholic Charities Annual Reception for his commitment and dedication to assisting the less fortunate in our community;  this spring, Senior Vice President Diane Silva, as President of Residents First Development Corporation, has been at the forefront of community housing initiatives to benefit low and moderate-income families; and in June, George Duncan was elected President of the Greater Lowell Community Foundation, an organization that promotes and encourages the role of philanthropy in improving the quality of life in the many communities it serves.

We are grateful to the shareholders who joined us for Enterprise Bancorp’s Annual Meeting on May 3.  It was a pleasure to speak with you in person about the success of our bank, and the wisdom of your investment in Enterprise Bancorp, Inc.

Sincerely,

/s/ George L. Duncan	/s/ Richard W. Main	/s/ John P. Clancy, Jr.
George L. Duncan	Richard W. Main	John P. Clancy, Jr.
Chairman/CEO	President/Chief Lending Officer	Executive Vice President
Chief Operating Officer

Enterprise Bancorp, Inc. and Subsidiaries

STATEMENTS OF INCOME

(Dollars in thousands, except per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004

INTEREST AND DIVIDEND INCOME
Loans	$9,707	$7,626	$18,544	$15,185
Investment securities	1,826	1,757	3,646	3,481
Total short-term investments	111	71	172	85

Total interest and dividend income	11,644	9,454	22,362	18,751

INTEREST EXPENSE
Deposits	1,907	1,520	3,579	2,976
Repurchase agreements	29	16	36	26
Federal Home Loan Bank borrowings	77	11	155	68
Junior subordinated debentures	295	295	589	589

Total interest expense	2,308	1,842	4,359	3,659

NET INTEREST INCOME	9,336	7,612	18,003	15,092

Provision for loan losses	275	300	475	1,050

Net interest income after provision for loan losses	9,061	7,312	17,528	14,042

Non-interest income	1,506	1,579	2,840	3,128
Net gains on sales of investment securities	5	9	205	640
Operating expenses	(7,452)	(6,174)	(14,576)	(12,373)

Income before income taxes	3,120	2,726	5,997	5,437

Income tax expense	1,139	982	2,165	1,978

NET INCOME	$1,981	$1,744	$3,832	$3,459

EARNINGS PER SHARE
Basic earnings per share	$0.53	$0.48	$1.04	$0.96

Diluted earnings per share	$0.52	$0.46	$1.00	$0.91

Dividend per common share (1)	$0.48	$0.43	$0.48	$0.43

Basic weighted average common shares outstanding (2)	3,707,167	3,625,914	3,699,027	3,615,629

Diluted weighted average common shares outstanding	3,817,583	3,779,147	3,823,790	3,784,413

(1)          Annual dividends are generally declared in the second quarter of each fiscal year.

(2)          Weighted average common shares outstanding have increased due to the exercise of employee stock options and reinvestment of dividends from the dividend reinvestment plan.

Enterprise Bancorp, Inc. and Subsidiaries

BALANCE SHEETS

(Dollars in thousands)

(unaudited)

	June 30, 2005	December 31, 2004	June 30, 2004

ASSETS
Cash and due from banks	$41,615	$25,180	$36,575
Total short-term investments	32,840	40,290	33,000
Investment securities	179,313	187,601	188,173
Loans	624,552	570,459	531,191
Allowance for loan losses	(11,392)	(10,923)	(10,414)
Net loans	613,160	559,536	520,777
Premises and equipment	12,125	11,914	12,036
Intangible assets	6,331	6,397	6,464
Other assets	13,187	17,253	12,770

TOTAL ASSETS	$898,571	$848,171	$809,795

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$804,648	$768,644	$735,476
Repurchase agreements	6,032	1,718	2,875
Federal Home Loan Bank borrowings	6,933	1,933	1,933
Junior subordinated debentures	10,825	10,825	10,825
Other liabilities	5,860	3,367	2,920
Total liabilities	834,298	786,487	754,029

Stockholders’ equity	63,292	60,043	55,708
Net unrealized appreciation on investment securities, net of taxes	981	1,641	58
Total stockholders’ equity	64,273	61,684	55,766
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$898,571	$848,171	$809,795

Investment assets under management	$392,473	$363,250	$394,552

Loans serviced for others	$32,956	$35,067	$28,714

Total assets under management	$1,324,000	$1,246,488	$1,233,061